Exhibit 4.1
PS BUSINESS PARKS, INC.
RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS
1. PURPOSE.
     The Plan is intended to promote the best interests of the Corporation by enhancing the Corporation’s ability to attract and retain highly qualified non-employee directors and by rewarding the Corporation’s current non-employee directors for their services to the Corporation.
2. DEFINITIONS.
     Whenever the following terms are used in this Plan, they shall have the meaning specified below:
(a)	“Act” means the Securities Act of 1933, as amended.

(b)	“Administrator” means the Board or the Committee, whichever shall be administering the Plan from time to time in the discretion of the Board, as described in Section 4(a) of the Plan.

(c)	“Board” means the Board of Directors of the Corporation.

(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)	“Committee” means the committee appointed by the Board in accordance with Section 4(a) of the Plan.

(f)	“Common Stock” means the common stock, par value $.01 per share, of the Corporation.

(g)	“Corporation” means PS Business Parks, Inc., a California corporation.

(h)	“Directors” means, collectively, all non-employee directors, duly elected to the Board by the Corporation’s stockholders or otherwise in accordance with the Corporation’s Bylaws.

(i)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(j)	“Fair Market Value” shall mean the value of one (1) Share of Common Stock, determined as follows, without regard to any restriction other than a restriction which, by its terms, will never lapse:
(i)	If the Shares are traded on an exchange, the closing price per Share on the principal exchange on which Shares are listed on the date of valuation or, if no sales occurred on that date, then the average of the highest bid and lowest asked prices on such exchange at the end of the day on such date;

(ii)	If the Shares are not traded on an exchange but are otherwise traded over-the-counter, the average of the highest bid and lowest asked prices quoted in the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”) as of the close of business on the date of valuation, or, if on such day such security is not quoted in the NASDAQ system, the average of the representative bid and asked prices on such date in the domestic over-the-counter market as reported by the National Quotation Bureau, Inc., or any similar successor organization; and

(iii)	If neither (i) nor (ii) applies, the fair market value as determined by the Administrator in good faith. Such determination shall be conclusive and binding on all persons.
(k)	“Grant” means any stock award granted pursuant to the Plan.

(l)	“Grantee” means a Director who has received a Grant pursuant to Section 4 hereof.

(m)	“Non-employee Director” for purposes of eligibility for Grants under this Plan means a director who is not employed as an officer, employee or consultant of the corporation while serving as a Director.

(n)	“Plan” means the PS Business Parks, Inc. Retirement Plan for Non-Employee Directors as it may be amended from time to time.

(o)	“Retirement” means a Director’s retirement from the Board, provided that no Director removed for cause from the Board shall be deemed to have retired from the Board.

(p)	“Service” means service as a non-employee director of the Corporation, including service prior to the adoption of the Plan.

(q)	“Share” means one (1) share of Common Stock, adjusted in accordance with Section 7 of the Plan (if applicable).
3. EFFECTIVE DATE.
     The Plan was adopted by the Board and subsequently approved by stockholders of the Corporation on May 4, 2004 and is effective as of such date (the “Effective Date”). The Plan has no termination date.
4. ADMINISTRATION AND ELIGIBILITY.
(a)	Administrator. The Plan shall be administered, in the discretion of the Board from time to time, by the Board or by the Nominating/Corporate Governance Committee or such other committee appointed by the Board that shall consist of not less than two (2) members of the Board each of whom is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and an “outside director” within the meaning of Rule 162m of the Code. Subject to the express provisions of the Plan, the Administrator shall have the authority to construe and interpret the Plan and to define the terms used in the Plan, to prescribe, amend and rescind rules and regulations relating to the administration of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The interpretation and construction by the Administrator of any provisions of the Plan and all other decisions of the Administrator shall be made in the Administrator’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Grant. No director or person acting pursuant to authority delegated by the Board shall be liable for any action or determination relating to or under the Plan or any Grant made in good faith.

(b)	Participation. The Grantees shall consist exclusively of non-employee Directors of the Corporation. Provided a Director otherwise meets the Service requirements for a Grant under the Plan, prior service as an employee of the Corporation shall not disqualify such Director from receiving a Grant under the Plan.
5. STOCK.
     The stock subject to Grants awarded under the Plan shall be Shares of the Corporation’s authorized but unissued or reacquired Common Stock. The aggregate number of Shares which may be issued upon exercise of Grants under the Plan shall be seventy thousand (70,000), subject to any adjustment pursuant to Section 7 hereof. The number of Shares subject to additional Grants at any time shall not exceed the number of Shares remaining available for issuance under the Plan.
6. TERMS AND CONDITIONS OF GRANTS.
(a)	Stock Grant Awards. Upon Retirement, each Director shall be awarded a Grant of 1,000 Shares of Common Stock of the Corporation for each completed full year of Service, up to a maximum Grant to each Director of 5,000 Shares, subject to the availability of Shares as specified in Section 5 of the Plan. Each of the (i) Grant level of 1,000 Shares per year of Service, (ii) the maximum Grant level of 5,000 Shares upon Retirement, and (iii) the securities to be issued under this Plan, shall be subject to adjustment in accordance with the provisions of Section 7 of the Plan.

(b)	Payment of Taxes; Related Matters. In the event the Corporation determines it is required to withhold state, local or Federal income tax as a result of the grant of a Grant, the Corporation may require a Grantee to make arrangements satisfactory to the Corporation to enable it to satisfy such withholding requirements. Payment of such withholding requirements may be made, in the discretion of the Administrator, (i) in cash, (ii) by delivery of Shares registered in the name of the Grantee, or by the Corporation not issuing such number of Shares subject to the Grant having a Fair Market Value at the effective date of the Grant or the date of such vesting equal to the amount to be withheld, or (iii) any combination of (i) and (ii) above. An election under the preceding sentence may only be made during the period beginning on the third business day following the date of release of quarterly and annual summary statements of sales and earnings and ending on the twelfth business day following such date and only if such period occurs before the date the Corporation requires payment of the withholding tax. The election need not be made during such trading window if (a) it is made at least six (6) months prior to the date of the Grant or (b) counsel to the Corporation determines that compliance with such requirement is unnecessary. In addition, counsel to the Corporation may impose additional restrictions on the Grantee’s ability to satisfy tax withholding with Shares if counsel determines such restrictions are in the best interests of the Corporation.
7. EFFECT OF CHANGES IN CAPITALIZATION.
     7.1 Changes in Stock. If the number of outstanding Shares of Common Stock is increased or decreased or the Shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date, the number and class of securities for which Grants may be made under the Plan, and the maximum Grant level upon Retirement, shall be appropriately adjusted by the Administrator to the extent determined by the Administrator. In the event of a spin-off by the Company of the shares of a subsidiary, a stock dividend for which the Company will claim a dividends paid deduction under Section 561 of the Code (or any successor provision), a pro rata distribution to all shareholders of other assets of the Company, or any distribution to holders of Shares other than an ordinary cash dividend, the Administrator may, but shall not be required to, make appropriate adjustments to the number and class of securities for which Grants shall be awarded and the maximum Grant level upon Retirement.

     7.2 Reorganization, Sale of Assets or Sale of Stock Which Involves a Change of Control. Subject to the exceptions set forth in the last sentence of this Section 7.2, upon the occurrence of a “Change of Control” (as defined below), the Administrator may in its sole discretion make Grants of securities of a successor corporation, or a parent, subsidiary or affiliate thereof, with appropriate adjustments as to the number and class of securities, and the maximum Grant level upon Retirement, to the extent determined by the Administrator. For purposes of this Section 7.2, a “Change of Control” shall be deemed to occur upon (i) the dissolution or liquidation of the Company or upon a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of substantially all of the assets of the Company to another entity, or (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving corporation) which results in any person or entity (other than B. Wayne Hughes and members of his family and their affiliates) owning 50% or more of the combined voting power of all classes of stock of the Company. This Section 7.2 shall not apply to any Change of Control to the extent that (A) provision is made in writing in connection with such Change of Control for the continuation of the Plan and Grants or (B) a majority of the full Board determines that such Change of Control shall not trigger application of the provisions of this Section 7.2.
     7.3 Adjustments. Adjustments under this Section 7 related to shares of Stock or securities of the Company shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.
     7.4 No Limitations on Company. The making of Grants pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.
8. SECURITIES LAW REQUIREMENTS.
(a)	Legality of Issuance. No Shares shall be issued upon the award of any Grant unless and until the Corporation has determined that:
(i)	it and the Grantee have taken all actions required to register the award of the Shares under the Act, or to perfect an exemption from the registration requirements thereof;

(ii)	any applicable listing requirement of any stock exchange on which the Common Stock is listed has been satisfied; and

(iii)	any other applicable provision of state or Federal law has been satisfied.
(b)	Restrictions on Transfer; Representations of Grantee; Legends. Regardless of whether the award of Shares under the Plan has been registered under the Act or has been registered or qualified under the securities laws of any state, the Corporation may impose restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Corporation and its counsel, such restrictions are necessary or desirable in order to achieve compliance with the provisions of the Act, the securities laws of any state or any other law. In the event that the award of Shares under the Plan is not registered under the Act but an exemption is available which requires an investment representation or other representation, each Grantee shall be required to represent that such Shares are being acquired for investment, and not with a view to the sale or distribution thereof, and to make such other representations as are deemed necessary or appropriate by the Corporation and its counsel. Stock certificates evidencing Shares acquired under the Plan pursuant to an unregistered transaction shall bear the following restrictive legend (or similar legend in the discretion of the Administrator) and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM AND CONTENT TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.”
     Any determination by the Corporation and its counsel in connection with any of the matters set forth in this Section shall be conclusive and binding on all persons.
(c)	Registration or Qualification of Securities. The Corporation may, but shall not be obligated to, register or qualify the award of Shares pursuant to the Plan under the Act or any other applicable law. The Corporation shall not be obligated to take any affirmative action in order to cause the award of Shares under the Plan to comply with any law.

(d)	Exchange of Certificates. If, in the opinion of the Corporation and its counsel, any legend placed on a stock certificate representing Shares awarded under the Plan is no longer required, the holder of such certificate shall be entitled to exchange such certificate for a certificate representing the same number of Shares but without such legend.
9. RIGHTS IN EVENT OF DEATH.
     If the director ceases to be a member of the Board because of his or her death, the executor or administrator of the director’s estate, or the person or persons to whom rights with respect to a Grant have passed by bequest or inheritance, as the case may be, shall be entitled to receive a Grant for the number of Shares the Director would have received had the Director elected Retirement from the Board effective as of such date.
10. AMENDMENT OF THE PLAN.
     The Board may, from time to time, with respect to any Shares at the time not subject to Grants, suspend or discontinue the Plan or revise or amend it in any respect whatsoever, provided that no amendment or revision shall adversely affect, without the affected Grantee’s written consent, the rights of any Grantee who has vested Shares in the Plan with respect to such vested Shares.
11. GOVERNING LAW.
     The validity and construction of this Plan and Grants hereunder shall be governed by the laws of the State of California.
12. APPROVAL OF STOCKHOLDERS.
     The Plan shall be subject to approval by the affirmative vote of the holders of a majority of the outstanding shares present or represented and entitled to vote at the 2004 annual meeting of stockholders of the Corporation.

13. EXECUTION.
     After adoption and approval by the Board, the Corporation has caused its authorized officer to affix the corporate name and seal hereto as of May 4, 2004, the date such plan has been approved by the stockholders of the Corporation.

PS BUSINESS PARKS, INC.
By:	/s/ Joseph D. Russell, Jr.
	Name:	Joseph D. Russell, Jr.
	Title:	President & Chief Executive Officer